UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Southwestern Energy Company

(Exact name of registrant as specified in its charter)

Delaware	71-0205415
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10000 Energy Drive

Spring, Texas 77389

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/20th ownership interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to a General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-184882

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are Depositary Shares, each representing a 1/20th interest in a share of 6.25% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share (the “Mandatory Convertible Preferred Stock”), of Southwestern Energy Company (the “Company”). The descriptions of the Depositary Shares and the underlying Mandatory Convertible Preferred Stock are contained in the sections captioned “Description of Mandatory Convertible Preferred Stock” and “Description of Depositary Shares” in the Company’s prospectus supplement, dated January 14, 2015, and the section captioned “Description of Capital Stock—Preferred Stock” in the Company’s prospectus, dated January 12, 2015, each of which constitutes a part of the Registration Statement on Form S-3 (Registration No. 333-184882), filed by the Company with the Securities and Exchange Commission on January 12, 2015. Such sections are incorporated herein by reference.

Item 2.	Exhibits.

A list of exhibits filed with this registration statement on Form 8-A is set forth in the Exhibit Index and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, Texas, on the twenty first day of January, 2015.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ R. Craig Owen
R. Craig Owen
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Southwestern Energy Company. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 24, 2010).

3.2	Amended and Restated Bylaws of Southwestern Energy Company, as amended on February 25, 2014 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 filed February 27, 2014).

4.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Southwestern Energy Company (including Form of Certificate of 6.25% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share) (as filed with the Secretary of State of the State of Delaware on January 21, 2015) (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated January 21, 2015).

4.2	Deposit Agreement, dated as of January 21, 2015, by and between Southwestern Energy Company and Computershare Trust Company, N.A., as Depositary (including Form of Depositary Receipt) (Incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated January 21, 2015).

4.3	Specimen of common stock certificate (Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K/A dated August 3, 2006).